Torrid Reports First Quarter Fiscal 2022 Results

•Exceeds Net Sales and Adjusted EBITDA Guidance
•Repurchased $23 million in Common Stock Under Stock Repurchase Program
•Reaffirms Fiscal 2022 Net Sales and Adjusted EBITDA Guidance

CITY OF INDUSTRY, Calif. – June 7, 2022 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended April 30, 2022.

Lisa Harper, Chief Executive Officer, stated, “We exceeded our sales and EBITDA guidance in the first quarter while lapping last year’s stimulus and managing gross margin compression created by supply chain challenges and inflationary pricing pressures. As we look forward, our top priority is to continue to drive sustainable and profitable growth for the business. Our areas of focus will be on enhancing promotional and marketing strategies to better balance sales growth and margin, advancing our growth strategies, and ensuring that resources are invested appropriately to achieve our long-term goals. The Torrid brand and customer have proven to be extremely resilient, and I am confident that we will continue to drive long-term profitable growth as we remain committed to delivering world-class fit and exceptional assortments that fill our customer’s closet.”

Financial Highlights for the First Quarter
•Net sales increased 1% to $328.4 million compared to the first quarter of last year. Comparable sales1 declined 2% in the first quarter, following an increase of 108% in the first quarter of last year.  Net sales for the quarter were negatively impacted by an estimated net 5 percentage points on a year-over-year basis due to shifts in event and shipment timing.
•Gross profit margin was 38.1% compared to 44.5% in the first quarter of last year. Approximately half of the 640 basis point decline in gross margin was due to higher discounts and promotions compared to last year, with the remainder due to increased product and transportation costs, which were partially offset by pricing actions.
•Net income was $24.1 million, or $0.23 per share, compared to a net income of $12.9 million, or $0.12 per share in the first quarter of last year. There is no adjustment to net income in the first quarter of fiscal 2022, but for comparison purposes, adjusted net income2 for the first quarter of last year was $44.7 million, or $0.41 per share.
•Adjusted EBITDA2 was $51.8 million, or 15.8% of net sales, compared to $75.7 million, or 23.2% of net sales, in the first quarter of last year.
•Repurchased $23 million of shares outstanding under the existing share repurchase program.
•Opened 4 Torrid stores in the first quarter and ended the quarter with 625 stores.

Cash Flow

Cash and cash equivalents at the end of the first quarter totaled $24.8 million compared to $29.0 million at the end of fiscal 2021. Total liquidity at the end of the first quarter including available borrowing capacity under our revolving credit agreement was $145.2 million.

Outlook
For the second quarter of fiscal 2022 the Company expects:
•Net sales between $350 million and $360 million.
•Adjusted EBITDA2 between $53 million and $58 million.

For the full year fiscal 2022 the Company expects:
•Net sales between $1.300 billion and $1.365 billion.
•Adjusted EBITDA2 between $195 million and $220 million.
•Capital expenditures of between $30 and $35 million reflecting infrastructure and technology investments as well as approximately 35 new stores for the year.

The above outlook is based on several assumptions, including, but not limited to, the macro challenges in the industry continuing into fiscal 2022 as well as higher raw material and labor costs, which are expected to be more pronounced this year. While COVID-19-related restrictions have eased in recent months, a level of uncertainty remains regarding potential supply chain disruption during fiscal 2022. See “Forward-Looking Statements” for additional information.

Conference Call Details
A conference call to discuss the Company’s first quarter fiscal 2022 results is scheduled for June 7, 2022, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers, conference ID 13729784. The conference call will also be webcast live at https://investors.torrid.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international callers, conference ID 13729784. An archive of the webcast will be available on Torrid’s investor relations website.

Notes

(1)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.

(2)Adjusted EBITDA and Adjusted net income (loss) are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and the accompanying tables for a reconciliation to the most comparable GAAP measures. The Company does not provide reconciliations of the forward-looking non- GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About Torrid
Torrid is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. Torrid is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other (income) expense, plus provision for less (benefit from) income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, other expenses. Adjusted net income (loss) represents GAAP net income (loss) plus remeasurement adjustments for share-based compensation, net of tax. Adjusted earnings (loss) per share represents

Adjusted net income (loss) divided by the diluted weighted average number of shares outstanding at the end of the period.

We believe Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share facilitate operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations.

Further, we recognize Adjusted EBITDA as a commonly used measures in determining business value and, as such, use it internally to report and analyze our results and we additionally use Adjusted EBITDA as a benchmark to determine certain non-equity incentive payments made to executives. We use Adjusted net income (loss) and Adjusted earnings (loss) per share to facilitate operating performance comparisons by isolating the effects of share-based compensation that vary from period to period and across our peer companies without any correlation to ongoing operating performance.
Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share have limitations as analytical tools. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to or substitutes for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. For example, all statements we make relating to our expected second quarter of fiscal 2022 and full year fiscal 2022 performance are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: successful management of risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services and operations; changes in consumer spending and general economic conditions; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; damage to our reputation arising from our use of social media, email and text messages; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facilities (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our leasing substantial amounts of space; our failure to attract and retain employees that reflect our brand image, embody our culture and possess the appropriate skill set; our reliance on third-parties for the provision of certain services, including distribution and real estate management; our dependence upon key executive management; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services;

unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments on long-lived assets; our failure to maintain adequate internal controls; and the threat of war, terrorism or other catastrophes that could negatively impact our business, including as a result of the current conflict between Russia and Ukraine.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.  The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 30, 2022, and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Investors
ICR, Inc.
Jean Fontana
(646) 277-1214
IR@torrid.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
(212) 355-4449

TORRID HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended April 30, 2022	Three Months Ended May 1, 2021
Net sales	$ 328,409	$ 325,747
Cost of goods sold	203,263	180,815
Gross profit	125,146	144,932
Selling, general and administrative expenses	67,431	109,913
Marketing expenses	17,974	9,525
Income from operations	39,741	25,494
Interest expense	6,264	4,624
Interest income, net of other expense (income)	28	(109)
Income before provision for income taxes	33,449	20,979
Provision for income taxes	9,383	8,054
Net income	$ 24,066	$ 12,925
Comprehensive income:
Net income	$ 24,066	$ 12,925
Other comprehensive (loss) income:
Foreign currency translation adjustment	(40)	211
Total other comprehensive (loss) income	(40)	211
Comprehensive income	$ 24,026	$ 13,136
Net earnings per share:
Basic	$ 0.23	$ 0.12
Diluted	$ 0.23	$ 0.12
Weighted average number of shares:
Basic	106,226	110,000
Diluted	106,243	110,000

TORRID HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	April 30, 2022	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$ 24,813	$ 29,025
Restricted cash	262	262
Inventory	178,831	170,608
Prepaid expenses and other current assets	16,254	14,686
Prepaid income taxes	700	6,345
Total current assets	220,860	220,926
Property and equipment, net	124,188	127,565
Operating lease right-of-use assets	202,129	209,637
Deposits and other noncurrent assets	6,721	7,100
Deferred tax assets	4,873	4,873
Intangible asset	8,400	8,400
Total assets	$ 567,171	$ 578,501
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 83,315	$ 77,448
Accrued and other current liabilities	102,340	138,708
Operating lease liabilities	46,248	45,716
Borrowings under credit facility	24,300	—
Current portion of term loan	16,144	20,519
Due to related parties	19,920	14,622
Income taxes payable	3,114	—
Total current liabilities	295,381	297,013
Noncurrent operating lease liabilities	199,249	207,049
Term loan	316,805	320,841
Deferred compensation	5,685	6,873
Lease incentives and other noncurrent liabilities	4,907	5,044
Total liabilities	822,027	836,820

Stockholders' deficit
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 104,977,755 shares issued and outstanding at April 30, 2022; 107,857,625 shares issued and outstanding at January 29, 2022	1,049	1,078
Additional paid-in capital	120,588	118,286
Accumulated deficit	(376,529)	(377,759)
Accumulated other comprehensive income	36	76
Total stockholders' deficit	(254,856)	(258,319)
Total liabilities and stockholders' deficit	$ 567,171	$ 578,501

TORRID HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended April 30, 2022	Three Months Ended May 1, 2021
OPERATING ACTIVITIES
Net income	$ 24,066	$ 12,925
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of inventory	289	286
Operating right-of-use assets amortization	10,233	10,234
Depreciation and other amortization	9,641	8,966
Share-based compensation	2,480	39,779
Other	(361)	(906)
Changes in operating assets and liabilities:
Inventory	(8,539)	(6,181)
Prepaid expenses and other current assets	(1,568)	(855)
Prepaid income taxes	5,645	(3,061)
Deposits and other noncurrent assets	336	(748)
Accounts payable	5,604	15,273
Accrued and other current liabilities	(36,026)	4,614
Operating lease liabilities	(9,856)	(17,307)
Lease incentives and other noncurrent liabilities	5	76
Deferred compensation	(1,188)	659
Due to related parties	5,298	(430)
Income taxes payable	3,114	10,510
Net cash provided by operating activities	9,173	73,834
INVESTING ACTIVITIES
Purchases of property and equipment	(6,761)	(2,786)
Net cash used in investing activities	(6,761)	(2,786)
FINANCING ACTIVITIES
Proceeds from credit facility	208,000	—
Principal payments on credit facility	(183,700)	—
Repurchase of common stock	(22,229)	—
Principal payments on term loan	(8,750)	(3,250)
Proceeds from issuances under share-based compensation plans	255	—
Withholding tax payments related to vesting of restricted stock units and awards	(178)	—
Net cash used in financing activities	(6,602)	(3,250)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(22)	31
(Decrease) increase in cash, cash equivalents and restricted cash	(4,212)	67,829
Cash, cash equivalents and restricted cash at beginning of period	29,287	123,215
Cash, cash equivalents and restricted cash at end of period	$ 25,075	$ 191,044
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the credit facility and term loans	$ 7,406	$ 4,301
Cash paid during the period for income taxes	$ 700	$ 375
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$ 2,621	$ 1,322

The following table provides a reconciliation of net income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended
	April 30, 2022	May 1, 2021
Net income	$ 24,066	$ 12,925
Interest expense	6,264	4,624
Interest income, net of other expense (income)	28	(109)
Provision for income taxes	9,383	8,054
Depreciation and amortization(A)	9,261	8,569
Share-based compensation(B)	2,480	39,779
Non-cash deductions and charges(C)	309	35
Other expenses(D)	(12)	1,834
Adjusted EBITDA	$ 51,779	$ 75,711

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)Prior to the consummation of our IPO on July 6, 2021, share-based compensation was determined based on the remeasurement of our liability-classified incentive units.
(C)Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include IPO-related transaction fees and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.

The following table provides a reconciliation of net income to Adjusted net income for the period presented (in thousands, except per share data):

Three Months Ended
May 1, 2021
Net income	$12,925
Remeasurement adjustments net of income taxes	31,795
Adjusted net income	$44,720

Basic and diluted weighted average shares outstanding	110,000
Earnings per share	$0.12
Adjusted earnings per share	$0.41